Exhibit 99.1

Staffing 360 Solutions Reports First Quarter 2020 Results

Pandemic-Impacted Revenue Slowly Improving

NEW YORK, June 26, 2020 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced Fiscal 2020 first quarter results, which were impacted in March by the economic downturn resulting from the COVID-19 pandemic.

Brendan Flood, Chairman and Chief Executive Officer said, “Q1 results were directly in line with the guidance provided in our year-end financial results call. As anticipated, the revenue decline was principally due to the loss of a low-margin client in the UK and the impact of IR35 payroll tax legislation in the UK. Additionally, late in the quarter both countries in which we do business were negatively impacted by the swift worldwide economic turndown due to COVID-19.

“It’s important to note that we have moved from $2.9 million negative cash flow in Q1 2019 to breakeven in Q1 2020, driven by the successful management of our accounts receivables aging (particularly in the UK) and our overall cost controls – most of which will flow through into the second and third quarters.”

Q1 2020 Overview

•	Revenue declined by 20.5% to $58.7 million, from $73.8 million in Q1 ’19
•	Gross profit declined by 12.1% to $10.6 million, from $12.1 million in Q1 ’19
•	Gross margin increased to 18.1% compared with 16.4% in Q1 ’19
•	Income (Loss) from operations of ($4.1 million) compared with income from operations of $0.8 million in Q1 ’19 was primarily driven by a goodwill impairment charge of $3 million
•	Net Income (Loss) of ($7.0 million) compared with net gain of $0.2 million in Q1 ’19
•	EBITDA declined to negative ($4.0 million) from $3.1 million in Q1 ’19
•	Adjusted EBITDA remained positive at $1.2 million, down from $2.0 million in Q1 ’19

Flood continued, “I am very proud of the way our team quickly and efficiently reorganized itself to effectively begin and continued working remotely. We have served, and are continuing to serve, our clients efficiently and productively during these unprecedented times of economic turbulence.

“I am more than pleased to be able to report that we are encouraged to see revenue improvement, albeit slow, over the past four weeks. We are cautiously optimistic looking ahead into the end of year.

“Based on our current outlook, I believe that the combined US and UK government stimulus assistance we’ve received ($19.4 million from a forgivable US PPP loan, and $1.3 million VAT deferral and government-funded furlough program from the UK) will make a significant positive improvement in our full year financial results. We expect that our use of the US PPP funds should qualify for and allow for full, or nearly full, forgiveness of that loan. We are actively evaluating additional US and UK government programs for which we may qualify,” Flood concluded.

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted EBITDA are calculated in a manner consistent with that shown in the table at the end of this press release and should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of the Company’s liquidity.

-Continued-

The Company uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. The Company also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.

Conference Call

The Participant Dial-In Number for the conference call is 323-701-0225. Participants should dial in to the call at least five minutes before 9:00am ET June 29, 2020. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=140365. A replay of the recorded call will be available for 90 days on the Company's website (https://www.staffing360solutions.com/investors-2/links-page/investors-material-1?). You can also listen to a replay of the call by dialing 888-203-1112 (international participants dial 719-457-0820) starting June 29, 2020, at 7:30pm ET through July 6, 2020 at 11:59 pm ET. Please use PIN Number 5528829.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, the forgiveness of the US PPP loans, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com

Staffing 360 Solutions, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(All Amounts in Thousands)

			Trailing Twelve	Trailing Twelve
			Months	Months
	Q1 2020 YTD	Q1 2019 YTD	Q1 2020	Q1 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(6,997)	$229	$(12,120)	$(5,001)

Adjustments:
Interest expense and amortization of debt discount and deferred financing costs	$2,417	$2,007	$8,894	$8,896
Benefit from income taxes	(176)	(2)	(509)	132
Depreciation and Amortization	785	877	3,278	32
EBITDA	(3,971)	3,111	(457)	6,966

Acquisition, capital raising, restructuring charges and other nonrecurring expenses (1)	1,340	211	6,075	2,488
Other non-cash charges (2)	184	197	827	926
Re-measurement income (loss) on intercompany note	675	(351)	643	910
Gain in fair value of warranty liability	-	-	-	(341)
Impairment of goodwill	2,969	-	2,969	-
Deferred consideration settlement	-	847	1,077	(847)
Gain from sale of business	-	-	-	(238)
Other loss (income)	14	286	(26)	(434)
Adjusted EBITDA	$1,211	$2,035	$8,954	$9,429
Adjusted EBITDA Margin	2.1%	2.8%	3.4%	3.4%

Pre-Acquisition Adjusted EBITDA (3)			$-	$1,389
Pro Forma TTM Adjusted EBITDA (4)			$8,954	$10,818
Adjusted Gross Profit TTM (5)			$46,839	$48,841
TTM Adjusted EBITDA as percentage of adjusted gross profit TTM			19.1%	19.3%

(1)  Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(2)  Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.

(3)  Pre-Acquisition Adjusted EBITDA excludes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.

(4)  Pro Forma TTM Adjusted EBITDA includes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.

(5)  Adjusted Gross Profit excludes gross profit of business divested in June 2018, for the period prior to divestiture date.